                                                                   Exhibit 3.8.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           FOSTER GRANT HOLDINGS, INC.


         Foster Grant Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Foster Grant Holdings, Inc. and the name under which the corporation was originally incorporated is Foster Grant Holdings Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was October 31, 1996.

         2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provision of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is not discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

         3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

                  FIRST:   The name of the Corporation (hereinafter referred to
as the "Corporation") is:

                           FOSTER GRANT HOLDINGS, INC.

                  SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

                  THIRD:   The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The aggregate number of shares of capital Shares which the Corporation has authority to issue is Twenty Thousand (20,000), consisting of (i) 10,000 shares of Common Shares with a par value of one cent ($.01) per share (the "Common Shares"), and (ii) 10,000 shares of Preferred Shares with a par value of one dollar ($1.00) per share (the "Preferred Shares").

1. DESIGNATION AND AMOUNT: The Preferred Shares shall be divided into one or more series. The designation of the first series of the Preferred Shares shall be Series A Redeemable Non Voting Preferred Shares (maximum redemption price $60,000 per share) (the "Series A Preferred Shares"). The number of shared of Series A Preferred Shares shall initially be 100 subject to increase (but only as to shares of Preferred Shares authorized by the Certificate of Incorporation, as amended, with respect to which the powers, designations, preferences and rights shall not then have been previously designated) or decrease (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors.

         The Series A Preferred Shares have been issued pursuant to a Stock Purchase Agreement by and among the Corporation, BEC, FGG, and AAi dated November 13, 1996 (as from time to time in effect, the "Purchase Agreement"). A copy of the Purchase Agreement will be provided to any registered holder of shares of capital Share of the Corporation following written request directed to the Secretary of the Corporation at its registered address.

         The relative powers, preferences and rights, and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof, granted to or imposed on the Series A Preferred Shares are set forth below:

2. DEFINITIONS. Certain capitalized terms are used in this Certificate of Amendment as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to section of this Certificate of Amendment, (b) references to a particular Section include all subsections thereof, (c) the word "including" shall be construed as "including without limitation", (d) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles,
(e) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Certificate of Amendment and the Purchase Agreement. References to "the date hereof" mean the effective date of this Certificate of Amendment.

         2.1 "AAi" means Accessories Associates, Inc., a Rhode Island corporation with a principal business address at 500 George Washington Highway, Smithfield, Rhode Island 02917.

         2.2 "BEC" means BEC Group, Inc., a Delaware corporation with its executive offices located at 555 Theodore Fremd Avenue, Rye, New York 10580.

         2.3 "BY-LAWS" means all written rules, regulations, procedures and by-laws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, or interpretive of the Charter of such Person, each as from time to time amended or modified.

         2.4 "COMMON SHARES" means the Common Shares $0.01 par value, of the Corporation.

         2.5      "CORPORATION" as defined in the Preamble.

         2.6 "FGG" means Foster Grant Group L.P., a Delaware limited partnership with a principal business address of 1601 Valley View Lane, Dallas, Texas 75234.

         2.7 "HOLDER" means BEC or such other person to whom such Holder shall have assigned or transferred Series A Preferred Shares.

         2.8 "PERSON" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization business trust, limited liability company and any governmental department or agency or political subdivision.

         2.9      "PURCHASE AGREEMENT" has the meaning set forth in Section 1.

         2.10 "RECORDS DATE" means the date as set by the Corporation for determining Holders of Series A Preferred Shares entitled to vote under Section 7.

         2.11     "REDEMPTION AMOUNT" has the meaning set forth in Section 5.

         2.12     "REDEMPTION DATE" has the meaning set forth in Section 5.

         2.13 "REQUIRED HOLDERS" means the holder of two-thirds of the outstanding Series A Preferred Shares on the Record Date.

         2.14     "SERIES A" Preferred Shares" has the meaning set forth in
                  Section 1.

3. DIVIDENDS. No dividends of cash or other property shall be paid on the Series A Preferred shares.

4.       VOTING RIGHTS: REPRESENTATIVE DIRECTORS, ETC.

         4.1 VOTES PER SHARE: NOTICES Except as otherwise provided herein or required by law, the holders of Series A Preferred Shares shall not vote on any matter submitted to the holders of Common Shares. Record Holders of Series A Preferred Shares shall be entitled to notice of any Shareholders' meeting or solicitation of Shareholders' consents in the manner provided in the Bylaws of the Corporation for general notices.

5.       REDEMPTION RIGHTS

         5.1 MANDATORY REDEMPTION. Except as otherwise provided in this Certificate of Amendment, the Series A Preferred Shares shall be redeemed by the Corporation in immediately available funds on February 28, 2000 (the "Redemption Date") by payment of an amount determined by reference to the combined net sales of sun glasses, reading glasses, and accessories by FGG and AAi for the year ending January 1, 2000, determined in accordance with generally accepted accounting principles consistently applied, and excluding an amount equal to the net sales of AAi of sunglasses, reading glasses, and accessories for the year ending December 31, 1996 (the "Redemption Amount"). On or before February 28, 2000, the Holder shall deliver to AAi at its principal offices, all Series A Preferred Shares owned by such Holder endorsed in blank for transfer or with blank stock powers attached. The Redemption Amount per share shall be calculated pursuant to the formula set forth below. The amounts payable to the Holder upon redemption shall be pro-rated for net sales between the amounts specified below.

                  NET SALES                        REDEMPTION AMOUNTS PER SHARE
                  ---------                        ----------------------------


                  Less than $90,000,000                       $10,000

                  $90,000,000 but
                      less than $110,000,000                  $20,000

                  $110,000,000 or more                        $40,000


         5.2 EARLY REDEMPTION. Subsection 5.1 notwithstanding, in the event that at any time on or prior to the Redemption date (i) AAi completes an initial public offering of its common stock (an "IPO") where the Pre-Money Valuation (as hereinafter defined) equals or exceeds $75,000,000 or (ii) a Transaction (as hereinafter defined) is consummated where the Transaction Amount (as hereinafter defined) equals or exceeds &75,000,000 (or $37,500,000 in the event of an Equity Transaction (as hereinafter defined) (both an IPO and a Transaction are sometimes referenced herein as a "Redemption Event"), Subsection
         5.1 shall not be operative, and the Redemption Amount will be calculated as specified in this Subsection 5.2 (the "Redemption Event Amount"). For purposes of this Section 5, "Transaction" shall mean (x) AAi effects a capital reorganization or reclassification of its stock (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of AAi with or into another person (other than a consolidation or merger in which AAi is the continuing corporation and which does not result in any change in the AAi common stock, or in change in ownership of the AAi common stock which constitutes an Equity Transaction, or sells or otherwise disposes of all or substantially all of its properties and assets as an entirety to any other person or persons or (y) at least 50% of the shares of AAi common stock (an "Equity Transaction"). If the Redemption Event is an IPO, the per share Redemption Even Amount will be based upon the Pre-Money Valuation (as hereinafter defined) of AAi immediately prior to the IPO according to the formula set forth below. For this purpose, "Pre-Money Valuation" shall be calculated by dividing the gross IPO proceeds by the percentage of the total issued and outstanding AAi common stock owned by the public immediately after and as a result of such IPO, excluding, however, from such calculation any common stock sold by persons who were holders of AAi common stock immediately prior to the IPO. The amounts payable to the Holder upon redemption shall be pro-rated for Pre-Money Valuations between the amounts specified below provided, however, that in no even shall the Redemption Event Amount exceed $40,000 per share.

             PRE-MONEY VALUATION           REDEMPTION EVENT AMOUNT PER SHARE
             -------------------           ---------------------------------

             $75,000,000                   $35,000

             More than $75,000,000         $35,000, plus an additional
                                           $0.025 for each dollar that
                                           the Pre-Money Valuation is in excess
                                           of $75,000,000

                  If the Redemption Event is a Transaction, the Redemption Event Amount will be based on the gross dollar value of the consideration (the "Transaction Consideration") (i) received in the Transaction (other than an Equity Transaction) by holders of the common and convertible preferred stock of AAi or (ii) by AAi in the event the Transaction involves an Equity Transaction. In the event of a Transaction, the per share Redemption Event Amount will be calculated according to the formula set forth below. The amounts payable to the Holder upon redemption shall be pro-rated for Transaction Consideration that is between the amounts specified below provided, however, that in no event shall the Redemption Event Amount exceed $40,000 per share.

             TRANSACTION CONSIDERATION         REDEMPTION EVENT AMOUNT PER SHARE
             -------------------------         ---------------------------------

             $75,000,000 ($37,500,000                    $35,000
             in the even of an Equity
             Transaction)


             More than $75,000,000              $35,000,000, plus an additional
             (more than $37,500,000 in the      $0.025 for each dollar that the
             event of an Equity Transaction)    Transaction Consideration is in
                                                excess of $75,000,000 (or in the
                                                event of an Equity Transaction,
                                                $35,000, plus an additional
                                                $0.50 for each dollar that the
                                                Transaction Consideration is in
                                                excess of $37,500,000)

                  On or before the tenth day following notice delivered in accordance with Subsection 5.6 hereof, the Holder shall deliver to AAi at its principal offices, all Series A Preferred Shares owned by such Holder endorsed in blank for transfer or with blank stock powers attached. The Redemption Event Amount pursuant to this Subsection 5.2 shall be payable by AAi in immediately available funds within ten (10) days of the later of (i) the completion of a Redemption Event, or (ii) delivery by Holder of all of its Series A Preferred Shares.

         5.3 SUPPLEMENTAL PAYMENT. Subsection 5.2 notwithstanding, if (i) a Redemption Event occurs after the Redemption Date, and (ii) the per share Redemption Amount received by the Holder pursuant to Section 5.1 was less than the per share Redemption Event Amount that would have been received had the Redemption Event occurred on or prior to the Redemption Date pursuant to Section 5.2, the Corporation shall pay the persons who were Holders on the Redemption Date an amount equal to the difference, if any, between the per share Redemption Amount paid to such Holders on the Redemption Date and the per share Redemption Event Amount that would have been received had the Redemption Even occurred on or prior to the Redemption Date (the "Supplemental Payment"). The Corporation's obligation to pay the Supplemental Payment shall survive the redemption of the Series A Preferred Shares pursuant to Subsection 5.1, and shall be payable in immediately available funds within ten
         (10) days following the completion of a Redemption Event pursuant to this Subsection 5.3.

         5.4 RIGHT OF INSPECTION. On request, the Corporation will provide Holder with an opportunity at Holder's sole cost and expense to inspect the Corporation's books and records upon reasonable notice during normal business hours and for a reasonable period of time in order to determine the accuracy of the Corporation's determination of the Redemption Amount or the Redemption Event Amount. In the event of any dispute over the Redemption Amount or the Redemption Event Amount, the parties shall first attempt to resolve such dispute through mutual consultation. If such dispute cannot be resolved within thirty (30) days of the Holder's written notice, the dispute shall be submitted to an independent certified accountant acceptable to the parties for resolution. The determination of such accountant shall be final and binding on the parties.

         5.5 NOTICE OF REDEMPTION. Written notice of Redemption pursuant to Subsection 5.1 shall be given by the Corporation not fewer than thirty
         (30) days prior the redemption Date by first class mail, postage prepaid, to each Holder of record of Series A preferred Shares at the address of such Holder on the books of the Corporations. Each such notice shall state: (a) the Redemption Date; (b) the number of shares of the Series A Preferred Stock to be redeemed; (c) the Redemption Amount; and (d) the place of places where certificates for such shares are to be surrendered for payment of the Redemption Event Amount.

         5.6 NOTICE OF EARLY REDEMPTION. Written notice of a Redemption Event pursuant to Subsection 5.2 shall be given by the Corporation not more than ten (10) days following the completion of the Redemption Even by first class mail, postage prepaid, to each Holder of record of Series A Preferred Shares at the Address of such Holder on the books of the Corporation. Each such notice state: (a) the date of the Redemption Event; (b) the number of shares of the Series A Preferred to be redeemed; (c) the Redemption Event Amount; and (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Event Amount.

         5.7 NOTICE OF SUPPLEMENTAL PAYMENT. Written notice of the completion of Redemption Event pursuant to Subsection 5.3 shall be given by the Corporation not more than five (5) days following the completion of the Redemption Event by first class mail, postage prepaid to each former Holder of Series A Preferred Shares on the Redemption Date at the last known address of such Holder on the books of the Corporation. Such notice shall state (a) the date of the completion of the Redemption Event; (b) the number of Series A Preferred Shares previously redeemed; (c) the Redemption Amount; (e) the Redemption Event Amount; and (f) the Supplemental Payment, if any.

         5.8 SPECIFIC PERFORMANCE. If any Holder becomes obligated so to deliver any shares of Series A Preferred Shares to the Corporation upon any redemption under Section 5 hereof and fails to deliver the certificate therefor in accordance with this Certificate of Amendment, the Corporation may, at its option, irrevocably deposit or set aside funds sufficient to pay (i) the Redemption Amount (if such redemption is pursuant to Section 5.1 hereof) or (ii) the Redemption Event Amounts (if such redemption is pursuant to Section 5.2 hereof) against delivery of such certificates and in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

6.       COVENANTS

         6.1 SPECIAL RESTRICTIONS. At any time when shares of Series A Preferred Shares are outstanding, the Corporation will not without the approval of the Required Holders:

         6.2 consent to any liquidation, dissolution or winding up of the Corporation; or

         6.3 consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets, except that the Corporation may, without the consent of the holders of the then outstanding shares of Series A Preferred Shares effectuate a merger in which (i) the Corporation is the surviving corporation and (ii) the Shareholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants).

         6.4 NO IMPAIRMENT. The Corporation will not by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of all or a substantial portion of its assets, consolidation, merger, dissolution, issue or sale of securities, closing of transfer books or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Amendment by the Corporation, but will at all times in good faith assist in carrying out all the provisions of this Certificate of Amendment and in taking all such action as may be necessary or appropriate in order to protect the conversion and other rights of the Holders against impairment.

7. AMENDMENTS. The provisions of these terms of the Series A Preferred Shares may not be amended, modified or waived without the written consent or affirmative vote of the Required Holders. Except to the extent required by law, the vote of the holders of any other class of capital shares of the Corporation is not required for the amendment, modification or waiver of the terms of this Certificate of Amendment.

8. ADDITIONAL SHARES. The Corporation may issue such additional series of Preferred Shares as the Board of Directors may establish by the adoption of a resolution or resolution relating thereto, each such additional series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualification, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of the such series adopted by the Board of Directors. Unless otherwise expressly set forth in the designation therefor, no series of Preferred Shares shall have the right to vote as a class in connection with the issuance of any additional series of Preferred Shares, whether such additional series shall have rights greater, lesser or identical to the rights of any existing series of Preferred Shares.

         FIFTH    The Corporation is to have perpetual Existence.

         SIXTH:   Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholder or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of any receiver of receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholder of this Corporation, as the case may be, and also on this Corporation.

         SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                  1. The management of the business and the conduct of the affairs of the Corporation shall be bested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

                  2. After the original or other By-laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in the initial By-laws or in by-laws adopted by the stockholders entitled to voted of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

                  3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of the stockholders except as the provisions of paragraph (2) of the subsection (b) of section 242 of the General Corporation law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase of decrease in the number of authorized shared of said class.

         EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended an supplemented.

         NINTH:   The Corporation shall, to the fullest extent permitted by the
General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under the General Corporation Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by the General Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         TENTH:   No director or the Corporation shall have any personal
liability to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Las as so amended. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         ELEVENTH: The board of Directors shall have the power to make, add to, delete from, alter and repeal the Corporation's By-laws.

         TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

         THIRTEENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed after authorization by the Board of Directors and the affirmative vote of the holders of record of a majority of all of the issued and outstanding shares of the Corporation entitled to vote in respect thereof, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article Thirteenth.

         4. This Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of the Corporation in accordance with the applicable provisions of Sections 141 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Foster Grant Holdings, Inc. has caused this Certificate to be signed by Duane M. DeSisto, its Vice President, this 4th day of August, 1998.



                                             Foster Grant Holdings, Inc.

                                             By:  /s/ Duane M. DeSisto
                                                 -------------------------------
                                             Title:  Vice President
                                                    ----------------------------